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                                                                       EXHIBIT 5


                 [MASLON EDELMAN BORMAN & BRAND LETTERHEAD]



                                        September 30, 1996



Famous Dave's of America, Inc.
12700 Industrial Park Boulevard, Suite 60
Minneapolis, Minnesota 55441

         Re:     Registration Statement on Form SB-2

Ladies and Gentlemen:

         We have acted on behalf of Famous Dave's of America, Inc. (the "Company") in connection with a Registration Statement on Form SB-2 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to Units (the "Units"), each consisting of one share (the "Unit Shares") of Common Stock, $.01 par value (the "Common Stock") of the Company and one Class A Warrant (the "Warrants") to purchase one share of the Common Stock, and shares (the "Warrant Shares") of the Common Stock issuable upon exercise of the Warrants, all of which are to be issued by the Company. Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

         2. The Units, the Unit Shares, the Warrants and the Warrant Shares, when issued and sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,



                                        Maslon Edelman Borman & Brand, PLLP